EXHIBIT 99.17

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), dated as of March __, 2003, is by and among HEALTHMONT OF TEXAS, INC., a Tennessee corporation (“HealthMont of Texas”); HEALTHMONT OF TEXAS I, LLC, a Tennessee limited liability company and wholly-owned subsidiary of HealthMont of Texas (“HealthMont of Texas I”); and TIMOTHY S. HILL, a Tennessee limited liability company (the “Consultant”).

W I T N E S S E T H:

WHEREAS, HealthMont of Texas I owns and operates the assets comprising the Dolly Vinsant Memorial Hospital located in San Benito, Texas (“Dolly Vinsant”); and

WHEREAS, HealthMont of Texas and Consultant desire to establish the terms and conditions of their agreement with respect to the performance of consulting services to HealthMont of Texas by Consultant.

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the parties hereto hereby agree as follows:

1.        Engagement. HealthMont of Texas hereby retains Consultant and Consultant hereby accepts engagement with HealthMont of Texas upon the terms and conditions set forth herein.

2.        Duties. Consultant shall perform services as an independent consultant and advisor with respect to various healthcare related services, including but not limited to, business planning, hospital operations, financial management, acquisitions and divestitures by HealthMont of Texas or such other business and financial matters of HealthMont of Texas as may be reasonably requested by HealthMont of Texas’s Board of Directors (the “Board”) from time to time following reasonable notice to, and subject to acceptance by, Consultant (the “Services”). Consultant shall not be required to maintain a physical presence at Dolly Vinsant in order to provide the Services.

3.        Compensation. As compensation for the Services to be provided by Consultant under this Agreement, Consultant shall receive annual compensation in the amount of One Hundred Twenty Thousand Dollars ($120,000), payable by HealthMont of Texas in equal monthly installments on or before the tenth day of the month following the month in which Services were provided hereunder. Compensation for any partial month shall be pro-rated.

4.        Reimbursement of Expenses. HealthMont of Texas shall promptly reimburse Consultant for reasonable travel and other expenses which are incurred as a result of Consultant’s performing the obligations of this Agreement, including, but not limited to, long distance telephone charges. Consultant shall submit to HealthMont of Texas such information and documentation relating to the expenditures for which reimbursement is sought as HealthMont of Texas may reasonably request.

5.        Confidentiality. Consultant agrees that during the term of this Agreement and for a period of two (2) years thereafter, neither it, nor any of its agents or affiliates, shall directly, indirectly or otherwise disseminate any information, documents or records used by HealthMont of Texas in the conduct of its business, including, but not limited to, research, strategic plans, operating plans, financial plans, marketing plans and methodologies (hereinafter referred to as “Confidential Information”), except for any information that must be disclosed under applicable law. Consultant also agrees that upon the termination of this Agreement, it shall (i) return to HealthMont of Texas all documents, books and records, reports and any other items constituting or containing Confidential Information, furnished to it by HealthMont of Texas, (ii) retain no copies, summaries or other memorializations thereof, and (iii) provide HealthMont of Texas with the name and addresses of all persons having access to the Confidential Information.

Notwithstanding the foregoing, HealthMont of Texas acknowledges that Consultant is actively involved in the health services industry and may compete directly with HealthMont of Texas for new business opportunities provided that Consultant does not violate the terms of this Section 5. All files, records, documents, drawings, specifications, memoranda, notes or other documents relating to the business of HealthMont of Texas, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall be the exclusive property of HealthMont of Texas and shall be delivered to HealthMont of Texas and not retained by Consultant upon termination of this Agreement for any reason whatsoever.

6.        Term. This Agreement shall commence on the date first above written and shall continue until the later of (i) the date that is three (3) years after the commencement date or (ii) the date on which Consultant ceases to own at least fifteen percent (15%) of the total number of outstanding shares of capital stock of the Company.

7.        Termination. This Agreement may be terminated by HealthMont of Texas immediately in the event Consultant breaches any material covenant of this Agreement or participates in fraud against HealthMont of Texas or if Timothy S. Hill (“Hill”) dies. Upon termination of this Agreement for any of the reasons listed above, HealthMont of Texas’s obligation to pay Consultant compensation pursuant to Section 3 hereof shall cease.

8.        Relationship of Parties. Consultant shall render Consultant’s services to HealthMont of Texas in the capacity of independent contractor and shall not be deemed or considered to be an agent or employee of HealthMont of Texas in any respect.

9.        Notices. Any notice, request, demand, instruction or other communication hereunder shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, or (c) delivered by a nationally recognized delivery service, and addressed as follows:

To HealthMont of Texas:

HealthMont of Texas, LLC
400 E. Highway 77
P.O. Box 42
San Benito, Texas 78586
Attention: Chief Executive Officer

To Consultant:

Timothy S. Hill
111 Long Valley Road
Brentwood, Tennessee 37027
Attention: Chief Manager

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request, demand, instruction and other communication shall be deemed to be duly received: (a) if delivered in person or by a nationally recognized delivery service, on the date when delivered to the address of the recipient; or (b) if sent by mail, on the date of receipt by the recipient as shown on the return-receipt card.

10.      Waiver. No failure to exercise, and no delay in exercising by either party hereto, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise of any other right or remedy. A waiver of any term or condition of this Agreement shall not be deemed a general waiver by the waiving party, and said party shall be free to reinstate any such term or conditions by giving notice to the other party.

11.      General Provisions.

(a)       Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

(b)       Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof by and between the parties, including without limitation any prior agreement, whether written or oral, by and between the parties hereto relating to the performance of consulting or advisory services to HealthMont of Texas by Consultant. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

(c)       Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns; provided, however, that this

Agreement may not be assigned by Consultant without the prior written consent of HealthMont of Texas, except to Hill individually or to a company controlled by Hill, and which possesses rights to the personal services of Hill with respect to the services to be performed hereunder, and any attempt to do so shall be null and void.

(d)       Attorneys’ Fees. In the event of any proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such proceeding, including court costs and reasonable attorneys’ fees, whether or not such proceeding is prosecuted to judgment.

(e)       Name Change. The parties acknowledge and agree that in connection with and as part of a recapitalization of HealthMont of Texas: (i) HealthMont of Texas will change its name to San Benito Healthcare Corporation; and (ii) HealthMont of Texas I will change its name as determined by the Board of Directors of HealthMont of Texas. The foregoing name changes shall have no effect on the rights or obligations of the parties as set forth herein.

(signature page follows)

IN WITNESS WHEREOF, HealthMont of Texas, HealthMont of Texas I and Consultant have executed this Agreement as of the date first above written.

HEALTHMONT OF TEXAS:	HEALTHMONT OF TEXAS HEALTHMONT OF TEXAS, INC.
By:

	Name:	Timothy S. Hill
	Title:	President

HEALTHMONT OF TEXAS I:	HEALTHMONT OF TEXAS I HEALTHMONT OF TEXAS I, LLC
By:

	Name:	Timothy S. Hill
	Title:	Chief Manager

CONSULTANT:

Timothy S. Hill

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